Exhibit 99.1

FOR IMMEDIATE RELEASE

PokerTek, Inc. Announces Pricing of Public Offering

Matthews, North Carolina October 14, 2005 – PokerTek, Inc. (Nasdaq: PTEK) was formed to develop and market the PokerPro™ system, an electronic poker table that provides a fully-automated poker room environment, to tribal casinos, commercial casinos, and card clubs, today announced its public offering of 2,000,000 shares of common stock at a price of $11 per share. PokerTek, Inc. has granted to the underwriters an option to purchase up to an additional 300,000 shares of common stock to cover over-allotments, if any. Feltl and Company served as underwriter for the offering. The shares will be listed on the NASDAQ Stock Market’s National Market under the symbol PTEK.

The common stock offering may be made only by means of a prospectus, copies of which may be obtained by contacting Feltl and Company at 225 South Sixth Street, Suite 4200, Minneapolis, Minnesota 55402.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 13, 2005. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PokerTek, Inc.

PokerTek, Inc. was formed to develop and market the PokerPro™ system, an electronic poker table that provides a fully-automated poker room environment, to tribal casinos, commercial casinos, and card clubs. The PokerPro™ system is designed to increase casino revenue by increasing hands per hour, while helping to reduce the labor costs within poker rooms. The PokerPro™ system is also designed to increase players’ gaming experience by eliminating dealer and player mistakes, and eliminating the need for dealer tipping.

SOURCE:    PokerTek, Inc., 10/14/05

CONTACT:    Chris Daniels, Chief Financial Officer, PokerTek, Inc., (704-849-0860)

investor_relations@pokertek.com

WEBSITE:    http://www.pokertek.com